UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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PLANTRONICS, INC.
(Name of Registrant as Specified in its Charter)

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Proxy Statement
PRINCIPAL EXECUTIVE OFFICES 345 Encinal Street Santa Cruz, CA 95060	PLACE OF MEETING Plantronics, Inc. 345 Encinal Street Santa Cruz, CA 95060

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 17, 2002

To the Stockholders:

Our 2002 Annual Meeting of Stockholders will be held on Wednesday, July 17, 2002 at 9:00 am, PDT, at 345 Encinal Street, Santa Cruz, California. Our Board of Directors is soliciting proxies for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We ask that you please read it carefully.

The purpose of the Annual Meeting is to:

     1. Elect six directors to serve until the next Annual Meeting.

  Ratify and approve an increase of 2,000,000 shares in the Common Stock issuable under the 1993 Stock Option Plan.

  Approve the adoption of the 2002 Employee Stock Purchase Plan.

  Ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of Plantronics for the fiscal year ending March 31, 2003.

  Transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only Plantronics stockholders of record at the close of business on May 31, 2002 are entitled to vote at the meeting. To assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible. We enclose a postage-prepaid envelope for that purpose. You may also cast your vote by telephone or the Internet as instructed on the enclosed proxy card. Any stockholder attending the meeting may vote in person, even if she or he has returned a proxy, or voted via telephone or the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

Richard R. Pickard

Secretary

Santa Cruz, California

June 24, 2002

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY VOTE OVER THE INTERNET OR BY TELEPHONE, AS INSTRUCTED ON THE PROXY CARD.

Ken Kannappan

President and Chief Executive Officer

June 24, 2002

Dear Fellow Stockholders:

The opportunity to increase adoption of communications headsets remains compelling, and Plantronics continues to maintain the lead in this market. Although the current economic downturn negatively affected our revenues, earnings and stock price, we remain fully committed to building a long-term leadership position in the growing markets for lightweight communications headsets. We are pleased with the progress we have made to broaden our product line this past fiscal year. We believe that wireless technologies, coupled with the deployment of voice command and voice recognition are creating even greater opportunities to enhance personal communications.

In pursuit of our long-term objectives, we are asking our stockholders to approve four key proposals at our Annual Meeting. First, we seek the election of six members of our Board of Directors. Second, we seek an increase in the number of shares authorized for issuance under our employee stock option plan. Third, we seek your approval of the adoption of the 2002 Employee Stock Purchase Plan. Finally, we ask that you ratify the appointment of PricewaterhouseCoopers as our auditors for the fiscal year 2003.

Each of these proposals is discussed in greater detail in the following Proxy Statement. Thank you for your support of Plantronics.

Very truly yours,

Ken Kannappan

PLANTRONICS, INC.

________________

PROXY STATEMENT

FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is very important. Our Board of Directors is soliciting proxies for the 2002 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

This Proxy Statement, the form of proxy and the 2002 Annual Report to Stockholders will be mailed to stockholders on or about June 24, 2002. The Annual Report is not a part of this Proxy Statement. Our principal executive offices are located at 345 Encinal Street, Santa Cruz, California. Our telephone number at that location is (831) 426-5858.

The Annual Meeting will be held at 9:00 am PDT on July 17, 2002 at our Santa Cruz office location at 345 Encinal Street, Santa Cruz, California.

Plantronics will pay the costs of soliciting proxies from stockholders. We have hired Skinner & Co., Inc. to help us solicit proxies from brokers, bank nominees and other institutional owners. We will pay Skinner & Co., Inc. a fee of $4,000 for its services, inclusive of its out-of-pocket expenses. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on behalf of Plantronics, without additional compensation, personally or by telephone.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Who Can Vote?

The Board of Directors set May 31, 2002 as the record date for the Annual Meeting. All stockholders who owned Plantronics Common Stock at the close of business on May 31, 2002 may attend and vote at the Annual Meeting or any adjournments thereof. Each stockholder is entitled to one vote for each share of Common Stock held on all matters to be voted on. On May 31, 2002, there were 45,925,008 shares of Common Stock outstanding.

How Many Votes Are Required to Hold a Meeting?

A quorum is necessary to hold a valid meeting of stockholders. The presence, in person or by proxy, of stockholders representing a majority of the shares of Plantronics Common Stock outstanding and entitled to vote constitutes a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for determination of a quorum.

An abstention is a properly executed proxy marked ABSTAIN for any matter. A broker "non-vote" occurs when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks discretionary voting power to vote such shares.

How Many Votes Are Required to Pass a Proposal?

A plurality of the votes cast is required to elect directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected. Votes withheld and broker "non-votes" are not counted for purposes of electing directors.

A vote is withheld when a properly executed proxy is marked VOTE WITHHOLD for the election of one or more directors.

The affirmative vote of a majority of the votes present or represented and entitled to vote is required for all other matters.

How Does the Board Recommend I Vote on the Proposals?

The Board recommends votes:

  FOR each of the nominees for the Board of Directors.

  FOR the increase of shares authorized for issuance under the 1993 Stock Option Plan.

  FOR the approval of the adoption of the 2002 Employee Stock Purchase Plan.

  FOR the appointment of PricewaterhouseCoopers LLP, independent accountants to audit the financial statements of Plantronics for its fiscal year 2003.

What Does it Mean to Vote by Proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. In this case, we are asking you to give your proxy to Ken Kannappan, our President and Chief Executive Officer, and Rich Pickard, our Vice President - Legal, General Counsel and Secretary (the "Proxyholders"). If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares for the election of the Board's nominees, for the approval of the increase in authorized shares of Common Stock under the 1993 Stock Option Plan, for the adoption of the 2002 Employee Stock Purchase Plan, and for the ratification of the appointment of the independent accountants.

How Can I Vote?

Plantronics is offering you four methods of voting:

  You may indicate your vote on the enclosed proxy card by signing and dating the card where indicated and mailing the card in the enclosed prepaid envelope;

  You may vote by telephone;

  You may vote via the Internet; and

  Finally, you may also vote in person at the Annual Meeting.

Electronic voting by telephone or through the Internet may depend on whether you are a Registered Stockholder or hold your shares as a Beneficial Owner as discussed below in the answer to the question: What Is the Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner? Registered stockholders may vote electronically by telephone or through the Internet by following the instructions included with their proxy card. Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in ADP's program.

Stockholders not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the Annual Meeting.

All shares entitled to vote and represented by properly completed proxies received before the meeting and not revoked will be voted at the meeting as you instructed. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

What Is the Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner?

Most Plantronics stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially. Stockholder of Record - If your shares are registered directly in your name with Equiserve, Plantronics' transfer agent, you are considered, with respect to those shares, the Stockholder of Record, and these proxy materials are being sent directly to you by Plantronics. As the Stockholder of Record, you have the right to grant your voting proxy directly to Plantronics or to vote in person at the meeting. Plantronics has enclosed or sent a proxy card for you to use. Beneficial Owner - If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the Beneficial Owner of shares held in "street name," and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the Stockholder of Record. As the Beneficial Owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the Stockholder of Record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How Can I Vote My Shares in Person at the Meeting?

Shares held directly in your name as the Stockholder of Record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SHARES HELD IN STREET NAME MAY BE VOTED IN PERSON BY YOU ONLY IF YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

What Happens if Additional Proposals are Presented at the Meeting?

Other than the election of directors and the three proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders (Ken Kannappan, our President and Chief Executive Officer, and Rich Pickard, our Vice President- Legal, General Counsel and Secretary) will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as Proxyholders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Can I Change My Vote?

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by timely submitting new voting instructions to your broker or nominee.

General Information on Voting

Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

In order for business to be conducted, a quorum must be represented at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is "withheld", a proxy marked "abstain" or a proxy as to which there is a "broker non-vote" will be considered present at the meeting for purposes of determining a quorum.

There are differing vote requirements for the various proposals. Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the six nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the six management nominees. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

The amendment to Plantronics' 1993 Stock Option Plan and adoption of Plantronics' 2002 Employee Stock Purchase Plan each requires an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. For each of these proposals, an abstention will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against these proposals.

How Can I Contact Plantronics to Request Materials or Information Referred to in these Questions and Answers?

You may contact us:

  By mail addressed to:

Plantronics, Inc.

Attn: Investor Relations

345 Encinal Street

Santa Cruz, CA 95060
  By calling (831) 426-5858 or (800) 544-4660 and asking for Investor Relations.
  By leaving a message on our website at: http://www.plantronics.com/north_america/en_US/forms/ir_request.jhtml

Our proxy materials and other stockholder communications are also available electronically. You may elect to receive or access future stockholder communications and proxy materials electronically as an alternative to receiving printed copies by mail. By signing up for electronic delivery, you can receive our proxy materials and stockholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs.

To sign up for electronic delivery, please submit your proxy via the Internet at www.ProxyVote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

What Is "householding"?

We may send a single set of proxy materials and other stockholder communications to any household at which two or more stockholders reside. This process is called "householding." This reduces the volume of duplicate information received at your household and helps us to reduce our costs. Proxy materials and other stockholder communications to you may be househeld based on your prior express or implied consent. If your proxy materials have been househeld and you wish to receive separate copies of the Proxy Statement and/or Annual Report, you may contact our Investor Relations office by mail, telephone or the internet, as described above.

May I Inspect the Stockholder List?

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the location of the Annual Meeting on July 17, 2002 and for 10 days prior to the meeting at Plantronics' headquarters in Santa Cruz, California between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time.

Voting by Participants in Plantronics' 401K Plan

If a stockholder is a participant in the Plantronics 401K Plan, the proxy card will serve as a voting instruction for the trustees of that plan. If shares of Common Stock in the 401K Plan are not voted by returning the proxy card representing such shares, those shares will be voted by the trustees in the same proportion as the shares properly voted.

Deadline for Receipt of Stockholder Proposals

A stockholder wishing to make a proposal at the 2003 Annual Meeting of Stockholders must submit a proposal to Plantronics prior to May 10, 2003 in accordance with Plantronics' by-laws. In order to have any stockholder-submitted proposal considered for inclusion in the proxy statement and form of proxy relating to the 2003 Annual Meeting of Stockholders, the proposal must be received no later than February 24, 2003.

Date of Our Fiscal Year End

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and also additional information about Plantronics, its officers and directors. Some of the information is stated as of the end of fiscal year 2002 and some information is provided as of the more current date of May 31, 2002. Each of our fiscal years ends on the Saturday closest to the last day of March. Our fiscal year 2002 ended on March 30, 2002. For purposes of consistent presentation, we have indicated in this Proxy Statement that each fiscal year ended "March 31" of the given year, even though the actual fiscal year end may have been on a different calendar date.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A Board of six directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the Proxyholders will vote the proxies received by them for Plantronics' six nominees named below. Three members of our current Board of Directors, Robert F. B. Logan, M. Saleem Muqaddam, and John M. O'Mara, will not stand for re-election. Concurrently with the Annual Meeting, our by-laws will be amended to reduce the size of our Board of Directors to six members. If any nominee of Plantronics is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

The names of the nominees and certain information about them as of May 31, 2002 are set forth below:
Name of Nominee	Age	Positions With Plantronics	Director Since
Marvin Tseu(1)	53	Director and Chairman of the Board	1999
S. Kenneth Kannappan	42	Director, President and Chief Executive Officer	1999
Patti Hart(1)	46	Director	2000
Trude C. Taylor(2)(3)	81	Director	1989
David A. Wegmann(1)(2)	55	Director	1988
Roger Wery	40	Director	2001

__________

  Member of the Nominating Committee.

  Member of the Audit Committee.

  Member of the Compensation Committee.

Business Experience of Directors

Mr. Tseu was elected to the Board of Directors in 1999 and serves as Chairman of the Board. Mr. Tseu is a consulting partner with ComVentures, LLP, a venture capital firm focusing on communications and internet companies. From October 2000 to 2002, Mr. Tseu was Chief Executive Officer of Method Networks, Inc. an Internet technology company helping enterprises automate the management of their Internet networks. From 1999 to October 2000, Mr. Tseu was President and Chief Executive Officer of SiteSmith, Inc., a leading provider of outsourced Internet site operations that he co-founded. From 1998 to 1999, Mr. Tseu served as President of Structured Internetworks, Inc., a company engaged in the design and marketing of bandwidth allocation products. From 1996 to 1998, Mr. Tseu served as Executive Vice President, Sales and Marketing, for CIDCO, Inc., a designer and manufacturer of advanced telephone products. Mr. Tseu was employed with Plantronics from 1984 to 1996. Mr. Tseu was Director of Sales and Marketing for Plantronics from 1984 to 1987. From 1988 to 1992, Mr. Tseu served as President and General Manager of Walker Equipment Company, then a wholly owned subsidiary of Plantronics. Walker Equipment merged into Plantronics in 1997 and is now a Plantronics business group. In 1992 Mr. Tseu was promoted to Corporate Vice President, Sales and Marketing for Plantronics, and served in that position until 1996.

Mr. Kannappan serves as President and Chief Executive Officer of Plantronics and has been a member of the Board since 1999. He joined Plantronics in February 1995 as Vice President. He has held various executive positions within Plantronics and managed Sales, Europe, Operations, our Mobile Communications and Walker Equipment business groups prior to being promoted to President and Chief Operating Officer in 1998. In January 1999, Mr. Kannappan was promoted to Chief Executive Officer and appointed to the Board of Directors. Prior to joining Plantronics, Mr. Kannappan was Senior Vice President of Investment Banking for Kidder, Peabody & Co. Incorporated, where he was employed from August 1985 through January 1995. Mr. Kannappan has a Bachelor of Arts degree in Economics from Yale University and a Masters of Business Administration from Stanford University. Mr. Kannappan is also a director of Mattson Technology, Inc., a supplier of advanced process equipment for the semiconductor industry, and Integrated Device Technology, Inc., a manufacturer of communications integrated circuits.

Ms. Hart most recently served as President and Chief Executive Officer of Excite@Home, Inc. ("Excite@Home") and was the Chairman of its Board of Directors for the period between April 2000 and March 2002. Excite@Home filed for protection under Chapter 11 of the Federal Bankruptcy Code on September 28, 2001. Prior to joining Excite@Home, Ms. Hart was President and Chief Executive Officer of Telocity, Inc. and has been a member of its Board of Directors since June 1999. From February 1994 through April 1999, Ms. Hart served as President and Chief Operating Officer of Sprint's Long Distance Division. Ms. Hart joined Sprint in 1986 as a national account manager. Through the years, Ms. Hart has held several executive management positions within the Sprint organization, including Vice President and General Manager of the Great Lakes Area for Sprint. Ms. Hart is also a member of the Board of Directors for Korn Ferry International.

Mr. Taylor has been a private investor since 1987 and a principal in TC Associates, a management consulting firm, since 1984. Mr. Taylor served as a director of Plantronics' former operating subsidiary, Plantronics, Inc., from 1969 until its merger into Plantronics in January 1994 as part of Plantronics going public. Mr. Taylor was Chairman of the Board of Directors and a director of Zehntel, Inc. ("Zehntel"), a manufacturer of automated test equipment and a former subsidiary of Plantronics, Inc., from 1984 to 1987, Chief Executive Officer of Zehntel from 1984 to 1985. Mr. Taylor was also the Chairman of the Board of Directors, President and Chief Executive Officer of Electronic Memories and Magnetics Corporation, a manufacturer of computer peripherals, from 1969 until 1984. Mr. Taylor is also currently a director of Qualstar Corporation, a designer and manufacturer of magnetic back- up tape libraries, and several privately held corporations.

Mr. Wegmann has been a private investor since August 1988. Prior to that, Mr. Wegmann was a Vice President of Citicorp Venture Capital Ltd. ("CVC"). Mr. Wegmann was the President and sole director of PI Parent Corporation, the privately held holding company for Plantronics from that company's inception in August 1988 until March 1989. Mr. Wegmann also served as a director of Plantronics, Inc., the operating subsidiary of PI Parent Corporation, from March 1989 until its merger with Plantronics as part of the initial public offering in January 1994.

Mr. Wery is a partner of Pittiglio Rabin Todd & McGrath ("PRTM"), a consulting firm. He is working with a broad range of wireline and wireless telecommunications, networking, and computer companies, and has assisted the senior management teams of these organizations in formulating and implementing differentiating strategies. Mr. Wery joined PRTM early in 2000. Prior to joining PRTM, Mr. Wery was an Executive Vice President of Adventis (previously Renaissance Worldwide, Inc.), an international consultancy. Mr. Wery joined Adventis in 1994 as a director in the Telecom Services and Equipment Industry Group. Mr. Wery also spent six years with Mercer Management in Paris, the consulting arm of Marsh & McLennan Companies.

Board Meetings and Committees

The Board of Directors of Plantronics held a total of seven meetings, and acted by unanimous written consent once, during the fiscal year ended March 31, 2002. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee.

The Audit Committee, which consists of directors Logan, Taylor, and Wegmann (Chairman), met six times during the fiscal year. This Committee is responsible for overseeing actions taken by Plantronics' financial reporting and internal controlling process, and independent auditors' review. Each member of the Audit Committee is "independent" as defined under the New York Stock Exchange listing standards. Director Logan will be replaced on our Audit Committee by one of our other directors on July 17, 2002. A report of the Audit Committee is attached to this Proxy Statement as Appendix A. Plantronics has adopted a written Charter for the Audit Committee.

The Compensation Committee, which consists of directors Logan, O'Mara (Chairman), and Taylor, met three times and acted by unanimous written consent twice, during fiscal year 2002. This Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other highly compensated employees of Plantronics and administers various incentive compensation and benefit plans. Mr. O'Mara was appointed to the Compensation Committee as the designee of CVC pursuant to the terms of Plantronics' 1993 Stock Option Plan. Directors Logan and O'Mara will be replaced on our Compensation Committee by two of our other directors on July 17, 2002. A report of the Compensation Committee is attached to this Proxy Statement as Appendix B.

On June 27, 2001, the Board established a Nominating Committee, consisting of directors Hart, Muqaddam, and Tseu (Chair). The Nominating Committee is responsible under the direction of the Board for identifying and interviewing potential additions or replacement members of the Board. The Nominating Committee did not meet in fiscal year 2002. Director Muqaddam will be replaced on our Nominating Committee by one of our other directors on July 17, 2002.

No director attended fewer than 75% of the sum of the total number of meetings of the Board of Directors and committees upon which that director served.

Compensation of Directors

In fiscal year 2002, each director of Plantronics, other than directors who are also executive officers, received a retainer fee of $5,000 per quarter, and the Chairman received a quarterly retainer fee of $10,000. Each director also received a fee of $1,000 for attendance at each meeting of the Board of Directors for which he or she was present in person, and the Chairman received a fee of $2,000 for each such meeting. Each member of the Audit and Compensation Committees received $1,000 for each committee meeting for which he or she was present in person, and the Chairman of each committee received $2,000 for each such meeting. The Chair of the Nominating Committee receives no additional remuneration while the other members of the Nominating Committee will receive an additional $1,000 in each quarter in which there is an active search underway for a new member of the Board. Directors also were entitled to reimbursement of expenses incurred in connection with attendance at meetings.

Each non-employee director of Plantronics is entitled to participate in Plantronics' 1993 Director Stock Option Plan (the "Director Plan"). Pursuant to the Director Plan, directors Hart, Logan, Muqaddam, O'Mara, Taylor, Tseu, Wegmann and Wery each received on January 15, 2002 an option to purchase 3,000 shares of Common Stock at an exercise price of $27.02 per share. In addition, Mr. Wery received on June 27, 2001 an option to purchase 12,000 shares of Common Stock at the exercise price of $23.20 as a result of being elected as a new director of Plantronics.

Board Designation Agreement

Since October 1993, Plantronics and CVC have been parties to a Board Designation Agreement under which we agreed to nominate for election to our Board of Directors up to three designees of CVC and solicit proxies in favor of the election of such nominees. Messrs. Logan, Muqaddam and O'Mara were originally nominated to our Board pursuant to this agreement. The agreement expired this year when CVC's ownership of our Common Stock fell below the level required to maintain the agreement. Accordingly, Messrs. Logan, Muqaddam and O'Mara will not be standing for re-election to the Board.

Vote Required

If a quorum is present and entitled to vote at the Annual Meeting of Stockholders, the six nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the meeting, but will have no other legal effect upon the election of directors under Delaware law.

PROPOSAL TWO

APPROVAL OF A 2,000,000 SHARE INCREASE IN SHARES

ISSUABLE UNDER THE 1993 STOCK OPTION PLAN

Plantronics is seeking stockholder approval for an amendment of the 1993 Stock Option Plan (the "Employee Plan") to increase the number of shares issuable under the Employee Plan. The Employee Plan was adopted by the Board of Directors and approved by Plantronics' stockholders in September 1993. On June 10, 2002, the Board of Directors approved an increase of 2,000,000 shares issuable under the Employee Plan, subject to stockholder approval. As of May 31, 2002 there remained 1,279,767 shares available for future option grants. Subject to stockholder approval of the increase of 2,000,000 shares, there would then be 3,279,767 shares available for future grants.

The Board of Directors believes that it is in the best interests of Plantronics and its stockholders for the stockholders to approve the proposed increase in shares available for grant under the Employee Plan. The Board believes that stock options assist in retaining, motivating and rewarding employees, executives and consultants by giving them an opportunity to obtain long-term equity participation in Plantronics. In addition, stock options are an important contributor to aligning the incentives of Plantronics' employees with the interests of Plantronics' stockholders. The Board also believes stock options are essential to attracting new employees. The Board of Directors believes that to remain competitive with other technology companies with regard to its long-term incentive plans, we must continue to provide employees with the opportunity to obtain equity in Plantronics and that an inability to offer equity incentives to new and current employees would put Plantronics at a competitive disadvantage with respect to attracting and retaining qualified personnel.

For a description of the principal features of the Employee Plan, see "Appendix C -- Description of the Plantronics, Inc. 1993 Stock Option Plan."

Vote Required

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment to the 1993 Stock Option Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE 1993 STOCK Option PLAN.

PROPOSAL THREE

APPROVE THE ADOPTION OF

THE 2002 Employee Stock Purchase Plan

June 10, 2002, Plantronics' Board of Directors adopted the 2002 Employee Stock Purchase Plan (the "2002 ESPP"), subject to stockholder approval. The 2002 ESPP is intended to replace the 1996 Employee Stock Purchase Plan (the "1996 ESPP"), which was terminated by our Board of Directors on June 10, 2002. The Board of Directors approved the termination of the 1996 ESPP because there are insufficient shares in the 1996 ESPP to satisfy forecasted future purchases. If our stockholders adopt the 2002 ESPP, the purchase price of Plantronics Common Stock in the first offering period of the 2002 ESPP, commencing August 1, 2002, would be reset to 85% of market value on that date.

Our Board of Directors has determined that it is in our best interests and the best interests of our stockholders to adopt the 2002 ESPP. If our stockholders approve the adoption of the 2002 ESPP, the total number of shares of Common Stock available to be issued under the plan will be 200,000. As of the date of the 2002 Annual Meeting of Stockholders, no rights to purchase will have yet been granted under the plan.

The following table sets forth certain information regarding the number of shares of Common Stock purchased under the 1996 ESPP during fiscal 2002, together with the weighted average purchase price paid per share.

1996 Employee Stock Purchase Plan

Transactions in Fiscal Year 2002

	Number of Shares Purchased	Weighted Average Purchase Price
Ken Kannappan	--	--
Don Houston	--	--
Craig May	--	--
Barbara Scherer	--	--
Joyce Shimizu	--	--
All executive officers as a group (14 persons)	--	--
All non-employee directors as a group (8 persons)	--	--
All employees, including current officers who are not executive officers, as a group (248 persons)	41,889	$16.92
TOTAL	41,889	$16.92

New Plan Benefits. No purchase rights have been granted, and no shares of common stock have been issued, under the 2002 ESPP.

For a description of the principal features of the 2002 ESPP, see "Appendix D -- Description of the Plantronics, Inc. 2002 Employee Stock Purchase Plan."

Vote Required

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the adoption of the 2002 Employee Stock Purchase Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), independent public accountants, to audit the consolidated financial statements of Plantronics for the fiscal year ending March 31, 2003, and recommends that stockholders vote for ratification of such appointment. If there is a negative vote on ratification, the Board of Directors will reconsider its selection.

PricewaterhouseCoopers has audited Plantronics' financial statements annually since 1988. Representatives of PricewaterhouseCoopers will be available at the meeting to respond to any appropriate questions. The PricewaterhouseCoopers representatives will have an opportunity to make a statement at the meeting if they desire to do so.

Fees billed to Plantronics by PricewaterhouseCoopers LLP during Fiscal Year 2002

Audit Fees:

Fees for professional services rendered by PricewaterhouseCoopers in connection with its audit of Plantronics' consolidated annual financial statements for the fiscal year ending March 31, 2002, including those financial statements contained in Plantronics' quarterly reports on Form 10-Q totaled $215,378, inclusive of out-of-pocket expenses.

Financial Information Systems Design and Implementation Fees:

Plantronics did not engage PricewaterhouseCoopers to provide professional services regarding financial information systems design and implementation during the fiscal year ended March 31, 2002.

All Other Fees:

In addition to the fees described above, PricewaterhouseCoopers billed to Plantronics aggregate fees of $261,424, including out-of-pocket expenses, during Plantronics' 2002 fiscal year, primarily for the following professional services:

(a) Income-tax compliance and related tax services $151,772

                           (b) Other, including employee benefit plan $109,652

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFIC`ATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

ADDITIONAL INFORMATION

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to beneficial ownership of Common Stock of Plantronics as of May 31, 2002 as to (i) each person who is known by Plantronics to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and each nominee for director of Plantronics, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws.
Five Percent Stockholders, Directors And Certain Executive Officers	Common Stock Beneficially Owned (1)	Approximate Percentage Owned (2)
Vanguard/PRIMECAP Fund Inc. (4) 225 South Lake Ave., Suite 400 Pasadena, CA 91101-3005	4,824,000	10.5
Citigroup Inc. (3) 153 East 53rd Street New York, NY 10043	4,471,557	9.7
FMR Corp./Fidelity Management & Research Company(5) 82 Devonshire Street Boston, Massachusetts 02109	3,566,850	7.8
S. Kenneth Kannappan	827,187	1.8
David A. Wegmann	789,301	1.7
Barbara V. Scherer	320,889	*
Trude C. Taylor	269,365	*
H. Craig May	267,778	*
Donald S. Houston	234,159	*
Joyce Shimizu	143,493	*
Jean-Claude Malraison	122,416	*
John O'Mara	56,625	*
Bob Logan	40,625	*
Saleem Muqaddam	37,625	*
Marvin Tseu	16,125	*
Patti Hart	7,125	*
Roger Wery	3,000	*
All directors and executive officers as a group (22 persons)	3,886,844	8.0

__________

* Less than 1%.

(1) Includes stock subject to stock options held by directors and executive officers that are exercisable within 60 days of May 31, 2002, as follows: Mr. Kannappan, 798,600 shares; Ms. Hart, 7,125 shares; Mr. Logan, 20,625 shares; Mr. Muqaddam, 29,625 shares; Mr. O'Mara, 29,625 shares; Mr. Taylor, 29,625 shares; Mr. Tseu, 10,125 shares; Mr. Wegmann, 29,625 shares; Mr. Wery, 3,000 shares; Mr. Houston, 214,540 shares; Mr. Malraison, 122,416 shares; Mr. May, 262,625 shares; Ms. Scherer, 317,958 shares; and Ms. Shimizu, 137,962 shares and all directors and executive officers as a group (22 persons), 2,709,456 shares.

(2) Based on 45,925,008 shares of Common Stock outstanding on May 31, 2002.

  Citibank, N.A. is the sole stockholder of Citicorp Venture Capital Ltd. Citicorp is the sole stockholder of CitiBank, N.A. Citigroup Holdings Company is the sole stockholder of Citicorp. Citigroup Inc. is the sole stockholder of Citigroup Holdings Company. Citigroup Inc. claims share voting and dispositive power as to the 4,471,557 shares. Information provided herein is based solely upon the group filing of Form 4 on May 9, 2002 by Citicorp Venture Capital Ltd., Citibank, N.A., Citicorp, Citigroup Holdings Company and Citigroup Inc. In the joint filing, Citigroup, Inc. claims beneficial ownership of 4,471,557 shares.

  Vanguard/PRIMECAP Fund, Inc. claims sole dispositive power as to the 4,824,000 shares. Information provided herein is based solely upon Vanguard/PRIMECAP Fund, Inc.'s Schedule 13G dated December 31, 2001.

  FMR Corp. claims sole dispositive power as to the 3,566,850 shares. Information provided herein is based solely upon FMR Corp.'s Schedule 13G dated February 14, 2002.

Equity Compensation Plan Information

        The following table sets forth information with respect to Plantronics' equity compensation plans as of the end of the most recently completed fiscal year.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	9,973,666	$13.04	1,230,338(2)(3)
Equity compensation plans not approved by security holders (4)	0	--	105,987(5)
Total	9,973,666	$13.04	1,336,325

____________

     1.    Includes the Employee Plan, the Director Plan, and the 1996 ESPP, but does not include the 2,000,000 shares and the 200,000 shares for which stockholder approval is being sought at this meeting for the Employee Plan and the 2002 ESPP, respectively.

  The aggregate number of shares remaining available for future issuances as of March 31, 2002 is less than the number of shares available for future issuances under the Employee Plan as of May 31, 2002 due to cancellations of option shares granted which were in excess of additional grants of option shares under the Employee Plan, resulting in a higher number of shares available for grant as of May 31, 2002.

  There are no shares available for future issuance under the 1996 ESPP. Our Board of Directors has approved the termination of the 1996 ESPP and we are seeking approval from our stockholders for the adoption of the 2002 ESPP. Subject to stockholder approval, the first offering period of the 2002 ESPP will commence on August 1, 2002.

  On November 4, 1996 the Board of Directors adopted Plantronics' Senior Executive Stock Purchase Plan (the "SESPP") effective as of January 1, 1997 to facilitate purchases of our Common Stock by senior executives. The SESPP is a voluntary plan and its goal is to encourage the Chief Executive Officer and all senior executives who participate to acquire, over a five year period, our Common Stock with a value, in the case of the CEO, of twice his annual base salary, and in the case of the other participants, equal to their annual base salary. For purposes of evaluating whether the target ownership levels are met, stock purchased in the market and through the exercise of options, and stock held in Plantronics' Basic Deferred Compensation Plan and 401k Plan, and the executive's Individual Retirement Account are aggregated. To encourage such purchases, Plantronics offers treasury shares to the participating senior executives at a discount to the extent such Senior Executives own less than the applicable target ownership levels of our Common Stock. Shares are sold under the SESPP at a price equal to the greater of (i) 95% of the price set by the Board of Directors on an annual basis or (ii) 85% of the fair market value of the stock on the date of the transaction. However, if the fair market value falls below the Board's annual set price, then a 5% discount off the fair market value on the date of the transaction applies. The Board of Directors set an annual price for the calendar year 2001 of $40.25 per share and for calendar year 2002 of $23.10 per share.

  Since fiscal year 1999, 10,799 shares were purchased under the SESPP. Based on the target ownership levels identified above as of the end of the most recently completed fiscal year, participants were entitled to purchase up to 105,987 shares.

Executive Compensation

The following table sets forth the compensation paid by Plantronics during fiscal years 2000, 2001 and 2002 to the Chief Executive Officer and each of the four other most highly compensated executive officers of Plantronics (the CEO and such other officers collectively the "Named Executive Officers"):

Summary Compensation Table
		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary(1)	Bonus	Other Annual Compensation (2)	Option Shares (3)	All Other Compensation(4)
Ken Kannappan Director, President and Chief Executive Officer	2002 2001 2000	$500,002 475,055 371,046	$370,950 496,257 (5) 371,046	$ -- -- --	340,000 120,000 120,000	$ 27,262 71,031 172,568
Craig May Senior Vice President-- Marketing	2002 2001 2000	273,885 255,363 198,264	193,927 211,712 193,790	-- 82,329 (6) --	45,000 30,000 30,000	16,201 39,083 93,407
Barbara Scherer Senior Vice President-- Finance & Administration and Chief Financial Officer	2002 2001 2000	248,982 231,986 185,847	179,919 187,321 180,332	-- -- --	45,000 25,000 30,000	14,232 36,251 87,660
Don Houston Senior Vice President--Sales	2002 2001 2000	245,769 240,000 204,615	152,142 199,690 189,910	-- -- --	40,000 35,000 30,000	14,066 37,878 96,211
Joyce Shimizu President-Mobile Communications Division	2002 2001 2000	244,039 209,928 139,643	118,215 115,925 78,475	__ __ __	45,000 45,000 111,000	13,974 32,290 57,111

__________

  Includes salary deferred at the election of the executive officer.

  Includes perquisites only where the aggregate amount thereof equals or exceeds the lesser of $50,000 or 10% of the salary plus bonus for the executive officer.

  Number of option shares shown reflect a 3:1 stock split on August 8, 2000.

  Amounts shown include (i) the following life and disability payments by Plantronics for each executive in fiscal years, 2000, 2001 and 2002, respectively: Mr. Kannappan ($947, $1,572 and $1,320), Mr. May ($947, $1,572 and $1,320), Mr. Houston ($947, $1,572 and $1,320), Ms. Scherer ($947, $1,572 and $1,320); and Ms. Shimizu ($947, $1,572 and $1,320) (ii) the following contributions by Plantronics under the quarterly profit sharing plan in fiscal years 2000, 2001 and 2002, respectively: Mr. Kannappan ($84,516, $69,459 and $25,942), Mr. May ($45,528, $37,511 and $14,881), Mr. Houston ($46,896, $36,306 and $12,746), Ms. Scherer ($42,693, $34,679 and $12,912) and Ms. Shimizu ($30,332, $30,718 and $12,654); and (iii) the following contributions by Plantronics under the Annual Profit Sharing/Individual Savings Plan for fiscal years, 2000, 2001 and 2002, respectively: Mr. Kannappan ($87,105, none and none), Mr. Houston ($48,368, none and none), Mr. May ($46,932, none and none), Ms. Scherer ($44,020, none and none) and Ms. Shimizu ($25,832, none and none).

  Amount includes a one-time special bonus of $100,000 in October 2000 for exemplary service to Plantronics.

  Amount shown consists of a relocation payment of $82,329 in fiscal year 2001.

Option Grants

The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options granted during the fiscal year ended March 31, 2002.
Option Grants in Fiscal Year 2002 Individual Grants(1)
Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Or Base Price ($/sh)	Expiration Date(s)	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					5%	10%
Ken Kannappan	150,000	5.8%	$17.49	06/22/11	$1,649,905	$4,181,183
Ken Kannappan	190,000	7.3%	21.35	11/01/11	2,551,111	6,465,016
Donald Houston	40,000	1.5%	17.49	06/22/11	439,974	1,114 982
Craig May	45,000	1.7%	17.49	06/22/11	494,971	1,254,355
Barbara Scherer	45,000	1.7%	17.49	06/22/11	494,971	1,254,355
Joyce Shimizu	45,000	1.7%	17.49	06/22/11	494,971	1,254,355

__________

  These options were granted pursuant to Plantronics' 1993 Stock Option Plan. The option exercise prices were at the fair market value of Plantronics Common Stock on the date of grant. All options expire ten years from the date of grant, are generally not transferable by the optionee (other than by will or the laws of descent and distribution), and are exercisable during the optionee's lifetime only by the optionee. The options become exercisable at the rate of 20% of the total grant twelve months after the date of grant and 1.67% of the total grant each month thereafter. The options are fully vested at five years from the date of grant, if the executive is employed with Plantronics as of that date.

  Potential realizable values are net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on Securities and Exchange Commission rules, applied for the entire ten-year term of the options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions, the option holders' continued employment through the vesting period, and the date of exercise and sale of the option shares. The amounts reflected in this table may not necessarily be achieved and do not reflect Plantronics' estimate of future stock price growth.

Option Exercises and Values

The following table sets forth certain information regarding option exercises in fiscal year 2002 and the value of options held by the Named Executive Officers.

                                                                                               Option Exercises and Values in Fiscal Year 2002
			Number of Unexercised Options At March 31, 2002		Value of Unexercised Options at March 31, 2002($) (1)
	Shares Acquired on Exercise(#)
		Value Realized($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Ken Kannappan	0	$0	737,600	497,000	$6,535,354	$539,583
Craig May	0	0	233,250	96,750	501,991	199,986
Don Houston	0	0	199,041	90,959	2,075,624	137,200
Barbara Scherer	0	0	302,041	88,959	3,066,867	154,350
Joyce Shimizu	0	0	115,600	119,900	163,271	158,914

__________

  Based on market value of Plantronics Common Stock at March 29, 2002 of $20.92, minus the exercise price (where the exercise price of a given option is greater than $20.92, the value of such option was calculated as zero).

10b5-1 Trading Plans

Plantronics permits our officers and directors to adopt trading plans under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), which allows stockholders to establish prearranged written plans to buy or sell shares or exercise stock options in accordance with predetermined formulas. Rule 10b5-1 plans allow stockholders to buy or sell shares of Plantronics Common Stock according to their plan on a regular basis (for example, weekly or monthly or in accordance with another predetermined formula), regardless of any subsequent nonpublic information they receive. As of May 31, 2002, Messrs. Kannappan and May have entered into Rule 10b5-1 trading plans. Other executive officers may do so in the future.

Employment Agreements and Change-in- Control Arrangements

In July 1999, Plantronics entered into a three-year employment agreement with Ken Kannappan, Chief Executive Officer. This employment agreement superceded the employment agreement entered into between Plantronics and Mr. Kannappan in March 1996, which was similar to the agreement with Mr. Houston discussed below. The term of the current agreement automatically extends, after its initial three-year term, for additional one-year periods unless either Plantronics or Mr. Kannappan gives advance notice of termination. Mr. Kannappan's contract is expected to be subject to renewal in the ordinary course. The agreement provided for an initial annual base salary of $375,000, payable in installments on Plantronics' regular payroll schedule. Mr. Kannappan's performance is reviewed annually by the Compensation Committee and his base salary is adjusted annually based upon that review in the discretion of the Committee. His current base salary is $500,000 per year. The Agreement provides also for receipt by Mr. Kannappan of profit sharing payments under Plantronics' profit sharing plans and provides for adjustment in the base salary amount if the changes in the profit sharing plan result in a decrease in total compensation, so that the total of salary plus profit sharing remains substantially the same. The agreement also provides for an annual performance bonus of up to 83.3% of base salary if Plantronics meets certain performance targets established by the Board of Directors.

In the event that (i) Plantronics terminates Mr. Kannappan's employment (other than for cause), including voluntary resignation by Mr. Kannappan due to a constructive discharge; or (ii) Mr. Kannappan terminates his employment voluntarily; or (iii) Mr. Kannappan's employment terminates because of death or disability, he (or his beneficiaries in the case of death) will receive for a period of two years from the date of termination of employment (a) continued cash compensation payments equal to seventy-five percent (75%) of the average of the cash compensation earned in the four (4) full fiscal quarters immediately preceding the date of termination of employment, and (b) continuation of certain fringe benefits. "Cash compensation" as used above means base salary, profit sharing, and incentive bonuses earned in the applicable four fiscal quarters, even if the amounts are paid in subsequent periods. If his employment terminates due to death or disability, his benefits will be offset to the extent of any disability or death benefits payable under any Plantronics employee benefit plan. For a period of thirty-six months following Mr. Kannappan's termination of employment with Plantronics, Mr. Kannappan may not perform services for any direct competitor of Plantronics and may not solicit any of Plantronics' employees to become employed by any other business enterprise. Absent special circumstances, covenants not to compete are generally unenforceable under California law.

Under the employment agreement, Plantronics has agreed to indemnify Mr. Kannappan to the fullest extent permitted by law so long as Mr. Kannappan acts in good faith. Failure by Plantronics to provide such indemnification is deemed to be a breach of the employment agreement and may be deemed a termination of Mr. Kannappan's employment other than for cause.

Mr. Houston joined Plantronics in November, 1996 as Vice-President - Sales, and entered into an employment agreement at that time. The agreement provides that if, within two years of a change of control of Plantronics, Mr. Houston's employment is terminated other than for cause, or he is constructively discharged, or his employment terminates due to death or disability, he, or his beneficiaries, will receive continuation of base salary and fringe benefits for six months or up to twelve months if he is unable to obtain subsequent employment. For purposes of the agreement, fringe benefits exclude bonus, profit sharing, deferred compensation or incentive compensation plans. If Mr. Houston's employment is terminated for cause, he will receive no benefits except as may be provided by Plantronics' employee benefit plans generally. Under the agreement, a termination is "for cause" only if such termination results from gross misconduct that is materially injurious to Plantronics. The agreement also contains a two-year non-compete covenant which takes effect upon termination of Mr. Houston's employment. However, such covenants are generally unenforceable under California law absent special circumstances.

Mr. May, Ms. Scherer and Ms. Shimizu entered into employment agreements with Plantronics in May 1998, March 1997, and May 2001, respectively. Those agreements are substantially similar to the agreement with Mr. Houston.

Compensation Committee Interlocks and Insider Participation

The Board of Directors of Plantronics appointed directors Taylor, O'Mara, and Logan to the Compensation Committee in September 1993, March 1994, and July 1999, respectively. Mr. Taylor is a former officer and director of Zehntel, a former subsidiary of Plantronics' former operating subsidiary, Plantronics, Inc. He served as Chairman of the Board of Zehntel from 1984 to 1987 and as Chief Executive Officer of Zehntel from 1984 to 1985. Mr. Taylor has held no employment position with Plantronics or any subsidiary of Plantronics since 1985.

Mr. Wery is a Partner of the consulting firm, Pittiglio Rabin, Todd & McGrath (PRTM), which entered into a Consulting Agreement (the "Agreement") with Plantronics in June 2000 for the provision of certain consulting services in the area of product development. Mr. Wery is not directly involved in the services provided under the Agreement. In fiscal 2001, PRTM billed Plantronics $299,345 for a Supply Chain and Operations Improvement Project. In fiscal 2002, PRTM billed Plantronics $447,295 for Technology and Product Development Process Improvement. PRTM expects it will bill Plantronics approximately $200,000 for the completion of the Product Development Process Improvement Project in fiscal 2003.

Company's Stock Performance

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of Plantronics Common Stock with the cumulative return of the NYSE Stock Market index and a peer group index for the period commencing on the morning of March 31, 1997 and ending on March 31, 2002. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Exchange Act, except to the extent that Plantronics specifically incorporates it by reference into such filing.

The graph assumes that $100 was invested on the morning of March 31, 1997 in Plantronics Common Stock and in each index (based on prices from the close of trading on March 31, 1997), and that dividends, if any, were reinvested. No cash dividends have been declared or paid on Plantronics Common Stock in the relevant period. Under the assumptions stated above, over the period from March 31, 1997 to March 31, 2002 the total return on an investment in Plantronics would have been 291.9%, as compared to 160.8% for the NYSE/AMEX/Nasdaq Stock Market index (U.S. Companies only) and 90.3% for the NYSE/Amex/Nasdaq Communications Equipment Stocks index shown below. Past performance is no indication of future value and stockholder returns over the indicated period should not be considered indicative of future returns.

Comparison of Five-Year Cumulative Total Returns

Performance Graph for
Plantronics, Inc.

Produced on 04/30/2002 including data to 03/28/2002

$800
$700
$600
$500
$400
$300
$200
$100
$0
03/31/1997
03/31/1998
03/31/1999
03/31/2000
03/30/2001
03/28/2002
291.9
160.8
90.3

Legend

Symbol	CRSP Total Returns Index for:	03/1997	03/1998	03/1999	03/2000	03/2001	03/2002
——— ■	Plantronics, Inc.	100.0	190.4	291.0	433.4	248.0	291.9
— — — ★	NYSE/AMEX/Nasdaq Stock Market (US Companies)	100.0	147.6	166.8	209.1	156.4	160.8
- - - - ▲	NYSE/AMEX/NASDAQ Stocks (SIC 3660-3669 US Companies) Communications Equipment	100.0	122.5	142.0	446.1	137.5	90.3

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 03/31/1997.

Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved.

11416/80200000

©Copyright 2002

CERTAIN TRANSACTIONS

Plantronics has entered into indemnification agreements with each of its directors and executive officers. Those agreements require Plantronics to indemnify such individuals to the fullest extent permitted by Delaware law.

Some of Plantronics' current stockholders, including CVC, have certain contractual rights to require Plantronics to register their shares for public sale pursuant to the Amended and Restated Registration Agreement by and among Plantronics, CVC and the other parties thereto, dated as of December 29, 1989 and amended as of October 21, 1993 and May 18, 2000 (the "Registration Agreement"). On June 11, 2002, CVC requested that Plantronics register up to 1,000,000 shares of Plantronics Common Stock for resale by CVC, and Plantronics expects to file a registration statement shortly to register the resale of such shares (the "Offering"). Pursuant to the terms of the Registration Agreement, Plantronics has agreed to pay certain expenses related to the Offering on behalf of CVC and to indemnify CVC for certain liabilities, including liabilities arising under the Securities Act.

.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires Plantronics' executive officers and directors, and persons who own more than ten percent of a registered class of Plantronics' equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Plantronics with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, Plantronics believes that, during fiscal year 2002, all filing requirements applicable to its executive officers and directors were complied with, except that a Form 4 with respect to a stock option grant to director Patti Hart in January 2001 was filed late.

OTHER MATTERS

Plantronics knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

For the Board of Directors

Richard R. Pickard

Secretary

Dated: June 24, 2002

APPENDIX A

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the Audit Committee's report submitted to the Board of Directors for the fiscal year ended March 31, 2002.

The Audit Committee of the Board of Directors has:

    Reviewed and discussed Plantronics' audited financial statements for the fiscal year ended March 31, 2002 with Plantronics' management;
    Discussed with PricewaterhouseCoopers LLP, Plantronics' independent auditors, the materials required to be discussed by Statement of Auditing Standard 61;
    Reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independent Standards Board No. 1 and has discussed with PricewaterhouseCoopers LLP its independence; and
    Considered whether the provision of non-audit services as noted under Proposal Four is compatible with maintaining PricewaterhouseCoopers LLP independence and has determined that such provision of non-audit services is compatible.

Each member of Plantronics' Audit Committee is "independent" as defined under the New York Stock Exchange listing standards.

Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Plantronics' 2002 Annual Report on Form 10-K.

The Audit Committee

Robert F.B. Logan
Trude C. Taylor
David A. Wegmann

APPENDIX B

Report of the Compensation Committee of the Board of Directors

The Compensation Committee (the "Committee") of the Board of Directors is responsible for reviewing and approving Plantronics' executive compensation policies and the compensation paid to the executive officers. The Committee also advises Plantronics' management on the compensation policies in place for all non-executive personnel. The Committee is comprised of the members named below, all of whom are non-employee directors.

The Committee furnished the following report describing compensation policies and rationale applicable to Plantronics' executive officers for the fiscal year ended March 31, 2002. The information contained in such report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Plantronics specifically incorporates it by reference into such filing.

Compensation Policies. Plantronics' basic compensation philosophy is that compensation should be tied to performance. The structure of Plantronics' compensation program is designed to link executive compensation to the performance of Plantronics as well as to the individual contribution of each executive and to make a certain portion of each executive's compensation variable as opposed to fixed. Plantronics' performance-based compensation program is a total system consisting of base salary and "at risk" incentives that reward executives for the achievement of performance levels designed to enhance the value of Plantronics stock. A significant portion of each executive's compensation is dependent upon meeting certain financial goals of Plantronics and individual performance objectives.

The guiding principles of the Plantronics' executive compensation program are to (i) provide a total compensation package that will attract highly qualified executives to Plantronics, motivate such individuals to perform at their highest levels, reward outstanding performance, and retain executives whose skills are essential for building Plantronics' business and long-term stockholder value; (ii) establish annual incentives for executives that are directly tied to the overall financial performance of Plantronics as well as to individual performance goals; and (iii) implement short and long-term incentives to focus executives on managing Plantronics from the perspective of an owner with an equity stake in the business and align executive compensation with benefits realized by Plantronics' stockholders.

There are five basic components of Plantronics' compensation program: (i) base salary; (ii) incentive bonuses which reward executives for achievement against pre-established goals; (iii) long-term incentive stock options that align executive compensation incentives with the interests of Plantronics' stockholders; (iv) compensation and employee benefits generally available to employees of Plantronics, such as Plantronics' nonqualified cash quarterly profit sharing plan and qualified defined contribution savings plan, including a non-elective employer contribution (safe harbor) of 3% of base salary and a matching of $0.50 on the dollar up to 6% of compensation under Section 401(k) of the Internal Revenue Code; and (v) discounted sales of Plantronics Common Stock to senior executive officers pursuant to the Senior Executive Stock Purchase Plan to increase investment by such executive officers in Plantronics and further align their interests with other stockholders.

During the 2002 fiscal year, the Compensation Committee hired a third party consultant to examine the total cash and equity components of the compensation package that Plantronics provides to its executives to determine if such compensation was competitive. The consultant examined west coast, nationwide and worldwide surveys in areas where Plantronics competes for executive talent to compare the base salaries, bonuses, and stock options to those of peer and slightly and slightly smaller companies. The Compensation Committee used this data to make adjustments to executive compensation to achieve Plantronics' overall goals.

Base Salaries. Base salaries for Plantronics' executive officers are determined by evaluating each executive's scope of responsibility, prior experience and salary history with a focus on such executive's past performance with Plantronics and/or expected contribution to Plantronics' future success. For reference, Plantronics used the third party consultant's survey data to assist the Compensation Committee, the Chief Executive Officer and Plantronics' Human Resources department in analyzing competitive salary information to determine appropriate salary levels for Plantronics' executives. After analyzing the surveys, the Chief Executive Officer recommended an annual salary increase budget for approval by the Compensation Committee and further recommended salary increases within such budget for the individual executives on the basis of individual performance during the preceding twelve months as measured against pre-established objectives related to each individual's respective area of responsibility. Performance objectives are proposed by the individual executive, and, thereafter, negotiated and agreed to by the executive and the Chief Executive Officer. For fiscal year 2002, individual adjustments in annualized base salary ranged from 3% to 8% and averaged 5.1% for the Named Executive Officers (other than the Chief Executive Officer). The process for determination of the Chief Executive Officer's compensation, including base salary, is set forth below.

Incentive Bonus Awards. Under Plantronics' Regular and Supplemental Bonus Plan for fiscal year 2002, incentive cash payments (Regular and Supplemental bonuses) were based on Plantronics' achievement of certain net income targets as well as individual objectives. A portion of the bonus awards earned under the plans described below were paid on a quarterly basis during fiscal year 2002 while fourth quarter and Supplemental Bonus awards were paid in the first quarter of fiscal 2003 after the close of the 2002 fiscal year. The plan is composed of two programs consisting of a Regular Bonus Plan and a Supplemental Bonus Plan. Each plan is designed to reward the performance of officers and certain key employees designated by the Chief Executive Officer, subject to the approval of the Compensation Committee.

Under the Regular Bonus Plan, a participant becomes eligible to earn up to a certain percentage of base salary based upon achievement of individual objectives, as determined by the supervisor, department Vice President, and/or the CEO. Pay out of the Regular bonus is made on a quarterly basis -- 25% of the bonus target percentage each quarter times the individual performance score. Target base salary for the Supplemental Bonus Plan is computed based on actual salary earned for the year. Actual payment is based on Plantronics and individual performance scores. Such bonuses are paid on a quarterly basis to the eligible participants who must be employed by Plantronics on the day the bonus is paid. If not employed on the payment date, the participant shall not be entitled to any funds. If the participant dies, or is disabled and therefore unable to work during the relevant quarter or prior to the payment date, the participant will be treated as being employed on the payment date and the participant or the participant's estate will be entitled to the portion of the quarterly bonus actually earned on a pro rata basis using the time actually worked during the relevant quarter.

Under the Supplemental Bonus Plan, a participant becomes eligible to earn up to a certain percentage of base salary upon achievement of objectives. Objectives include both company performance targets as well as individual performance objectives. Payments under the Supplemental Bonus Plan are paid after the close of the fiscal year and only on the basis of relative achievement against the Board approved plan for adjusted net income excluding one-time gains/losses from sales of capital assets and write-offs. Should the fiscal year adjusted net income be less than the Board-approved plan, Supplemental Bonus payments will be reduced proportionately, i.e. 95% achievement of net income funds a pool equal to 95% of target bonuses. Each participant receives payment only to the extent of actual accomplishment of individual objectives. Maximum pay out for any individual is 100% of target. Supplemental Bonus amounts are payable within ninety days after completion of Plantronics' audited financial statements at fiscal year end to participants who must be employed by Plantronics on the payment date. If not employed on the payment date, the participant shall not be entitled to any funds. If the participant dies, or is disabled and therefore unable to work during the fiscal year or prior to the payment date, the participant will be treated as being employed on the payment date and the participant or the participant's estate will be entitled to the portion of the Supplemental Bonus actually earned on a pro rata basis using the time actually worked during the fiscal year. Plantronics did not achieve the Board approved plan for net income in its 2002 fiscal year, and accordingly, the Supplemental Bonus pool was funded on a pro- rata basis.

In fiscal year 2001, the Compensation Committee established an Over Achievement Bonus Plan for the purpose of rewarding corporate and individual performance against annual targeted objectives. To receive bonus funds from the pool, Plantronics must have surpassed its annual targets and a participating executive must also have achieved greater than 90% weighted average individual performance scores on his or her quarterly goals and objectives during the fiscal year. Given the economic conditions prevailing at the onset of fiscal 2002 and Plantronics' outlook for its own performance, the Board determined that it was inappropriate to offer this plan in fiscal year 2002. Accordingly, no payments were made to eligible participants under the over achievement Bonus Plan in fiscal year 2002. The Board also determined that this plan is inappropriate for implementation in fiscal year 2003 and will not offer the Over Achievement Bonus Plan to employees during that period.

Stock Options. Plantronics provides long-term incentives to executive officers through its 1993 Stock Option Plan, adopted by the Board of Directors in September 1993, as subsequently amended. To attract and retain highly qualified executives and to align the interests of the executives with the interests of Plantronics' stockholders, stock options constitute a significant portion of Plantronics' incentive compensation program. Options granted under the 1993 Stock Option Plan incorporate vesting schedules to encourage employees to remain with Plantronics. Generally, in granting options to executives, the Compensation Committee takes into consideration the individual's position with Plantronics, responsibilities, past performance and future potential to influence the long- term growth and profitability of Plantronics, as well as the individual's existing equity interest in Plantronics, giving primary weight to position, responsibilities and performance.

Senior Executive Stock Purchase Plan. On November 4, 1996 the Board of Directors adopted Plantronics' Senior Executive Stock Purchase Plan (the "SESPP") effective as of January 1, 1997 to facilitate purchases of Plantronics Common Stock by senior executives and thus create long-term incentives to align executive compensation with Plantronics' stockholders. The SESPP is a voluntary plan and its goal is to encourage the Chief Executive Officer and all senior executives who participate to acquire, over a five year period, Plantronics Common Stock with a value, in the case of the CEO, of twice his annual base salary, and in the case of the other participants, equal to their annual base salary. For purposes of evaluating whether the target ownership levels are met through stock purchased in the market and the exercise of options, and stock held in Plantronics' Basic Deferred Compensation Plan, Plantronics' Annual Profit Sharing/Individual Savings Plan (401k Plan) and the executive's Individual Retirement Account are aggregated. To encourage such purchases, Plantronics offers treasury shares to the participating senior executives at a discount. Shares are sold under the SESPP at a price equal to the greater of (i) 95% of the price set by the Board of Directors on an annual basis or (ii) 85% of the fair market value of the stock on the date of the transaction. However, if the fair market value falls below the Board's annual set price, then a 5% discount off the fair market value on the date of the transaction applies. The Board of Directors set an annual price for the calendar year 2001 of $40.25 per share and for calendar year 2002 a price of $23.10. To facilitate purchases necessary to achieve the target levels of stock ownership, Plantronics also offers a loan program, with the amounts borrowed to be repaid on a periodic basis within five years or less, to be evidenced by a promissory note, and secured by the stock purchased and by a personal guarantee. To date no such loans have been made.

Compensation of Chief Executive Officer. In making compensation decisions with respect to the Chief Executive Officer, the Compensation Committee refers to Mr. Kannappan's Employment Agreement (described in this Proxy Statement under the caption "Additional Information -- Employment Agreements and Change-in-Control Arrangements"), and also generally applies the compensation philosophy described above. Mr. Kannappan's current annual base salary is $500,000. Mr. Kannappan received 87.5% of the target bonus amount for fiscal year 2002 under Plantronics' Regular and Supplemental Bonus Plans. Mr. Kannappan's fiscal year 2002 bonus was determined (pursuant to his Employment Agreement) in accordance with Plantronics' Regular and Supplemental Bonus Plans approved by the Board of Directors and the amount of the bonus available to Mr. Kannappan was reduced based on Plantronics not achieving the Board approved net income plan. On June 22, 2001, Plantronics issued Mr. Kannappan an option to purchase 150,000 shares of Plantronics Common Stock at an option price of $17.49 per share. Mr. Kannappan received another option grant from Plantronics on November 1, 2001 to purchase 190,000 shares of Plantronics Common Stock at an option price of $21.35 per share.

Tax Deductibility of Executive Compensation. Beginning in 1994, Section 162 of the Internal Revenue Code of 1986, as amended (the "Code"), limits the federal income tax deductibility of compensation, other than performance-based compensation within the meaning of Section 162(m), paid to Plantronics' Chief Executive Officer and to each of the other four most highly compensated executive officers. Plantronics may deduct such compensation only to the extent that during any fiscal year the compensation paid to any such individual does not exceed $1 million. Based on Plantronics' current compensation plans and policies, Plantronics and the Committee believe that, for the near future, there is little risk that Plantronics will lose any material tax deduction for executive compensation.

Members of the Compensation Committee:

Robert F.B. Logan

John M. O'Mara

Trude C. Taylor

Appendix C

Description of the Plantronics, Inc.

1993 Stock OPTION Plan.

Purposes. The purposes of the 1993 Stock Option Plan (the "Employee Plan") are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive for employees and consultants of Plantronics and to promote the success of Plantronics' business.

Administration. The Employee Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which Committee is composed of at least two directors who are neither employees nor consultants of Plantronics, and which Committee has the full discretionary authority to take all actions with respect to the Employee Plan upon a majority vote.

The Committee has full power to select, from among the employees and consultants of Plantronics eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Employee Plan. The interpretation and construction of any provision of the Employee Plan by the Committee shall be final and conclusive. The maximum number of option shares granted to an individual during any fiscal year will be 500,000, unless the individual is a new hire, in which case, the maximum number of option shares granted to such new hire will be 1,000,000.

Eligibility. The Employee Plan provides that options may be granted to employees (including officers and directors who are also employees) and consultants to Plantronics or its parent or subsidiary. Incentive stock options may only be granted to employees. At its meeting on July 20, 1999, the Board of Directors directed that options under the Employee Plan be granted to all employees of Plantronics worldwide, other than direct production labor in Plantronics' Plamex S.A. de C.V. manufacturing subsidiary. The Board delegated to a management committee the administration of the broad based option program, subject to certain guidelines and restrictions. The Board provided that the Compensation Committee was not to delegate and would retain the right, subject to oversight by the full Board, the determination of stock option grants, if any, given to Plantronics' President and Vice-Presidents. The management committee is obligated by the Board resolution establishing the guidelines, to report quarterly to the Compensation Committee the level of grants made in the prior period and, not less frequently than annually, report to the Compensation Committee its assessment of the option grant guidelines then in effect, the average grant size within each of the guideline levels established by the Compensation Committee and such other matters as may be requested by the Committee.

Stock Options. Each option granted under the Employee Plan is to be evidenced by a written stock option agreement between Plantronics and the optionee and is subject to the following additional terms and conditions:

(a) Exercise of the Option. An Option is not exercisable until at least twelve months have passed following the date of the option grant. An option is exercised by giving written notice of exercise to Plantronics, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to Plantronics. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the option agreement and may consist of (1) cash, (2) check, (3) shares of Common Stock, (4) the delivery of a properly executed exercise notice together with such other documentation as the Board and the broker, if applicable, shall require to effect a cash-less exercise of the option and delivery to Plantronics of the amount of sale or loan proceeds required to pay the exercise price, (5) any combination of the foregoing methods or (6) such other consideration and method of payment permitted under applicable law.

(b) Exercise Price. The exercise price of options granted under the Employee Plan is determined on the date of grant. The exercise price of incentive stock options and nonstatutory stock option must be at least 100% of the fair market value per share at the time of grant. Incentive stock options granted to an employee who at the time of grant owns more than 10% of the voting power of all classes of stock of Plantronics or any parent or subsidiary, the exercise price must be at least 110% of the fair market value per share of the Common Stock at the time of grant. The fair market value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on The New York Stock Exchange on the date of grant.

(c) Termination. Subject to the terms of employment agreements between Plantronics and individual optionees, if the optionee's employment or consulting relationship with Plantronics is terminated for any reason, including death or total and permanent disability, options may be exercised after such termination as to all or part of the shares as to which the optionee was entitled to exercise at the date of such termination, provided that the option is exercised no later than its expiration date. Under a recent amendment to the Employee Plan, the expiration date for all new option grants issued subsequent to the amendment will be ninety days from the termination date.

(d) Term and Termination of Options. At the time an option is granted, the Board or the Committee determines the period within which the option may be exercised, but in no case prior to the first anniversary of the date of the option grant. In no event may the term of an incentive stock option be longer than ten years. No option may be exercised by any person after the expiration of its term. An option granted to an optionee who, at the time such option is granted, owns more than 10% of the voting power of all classes of stock of Plantronics, may not have a term of more than five years.

(e) Nontransferability of Options. An option is not transferable by the optionee, however a designee of the Board or Committee may grant limited transferability of identified and vested Nonstatutory Stock Options to any member of an Optionee's immediate family, or ex-spouse, or to a trust or partnership whose beneficiaries are members of the Optionee's immediate family. Moreover, the Administrator may allow the Optionee to designate a beneficiary in writing, such beneficiary being a member of the Optionee's immediate family. The beneficiary so designated shall have absolute authority to exercise such option, whether nonqualified stock option or incentive stock option, to the extent the option is vested.

(f) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Employee Plan as may be determined by the Board or the Committee.

Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Sale of Assets

Changes in Capitalization. Subject to any required action by the stockholders of Plantronics, in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of Plantronics Common Stock, or any other increase or decrease in the number of issued shares of Common Stock or in the number or amount of convertible securities (as defined in the Employee Plan) effected without receipt of consideration by Plantronics, the number of shares of Common Stock covered by each outstanding option and the number of shares of Common Stock which have been authorized for issuance under the Employee Plan but as to which no options have yet been granted or which have been returned to the Employee Plan upon cancellation or expiration of an option, as well as the price per share of Common Stock covered by each such outstanding option, shall be proportionately adjusted so that such options' claim on assets, earnings and voting power remains the same before and after any increase or decrease in the number of issued shares of Common Stock resulting from such event. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

Dissolution of Liquidation. In the event of a liquidation or dissolution, any unexercised option will terminate. The administrator may, in its sole discretion, provide that each optionee shall have the right to exercise all or any part of the option, including shares as to which the option would not otherwise be exercisable.

Merger or Asset Sale. In connection with a merger of Plantronics with or into another corporation, or a sale of substantially all of the assets of Plantronics, each outstanding option shall be assumed or an equivalent option by the successor corporation. If the successor corporation refuses to assume the options or to substitute substantially equivalent options, the optionee shall have the right to exercise the option as to all the optioned stock, including shares not otherwise vested or exercisable. In such event, the administrator shall notify the optionee that the option is fully exercisable for thirty (30) days from the date of such notice and that the option terminates upon expiration of such period.

Amendment and Termination of the Employee Plan. The Board may amend the Employee Plan at any time or from time to time or may terminate the Employee Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Employee Plan for which stockholder approval would be required under applicable law or regulation (including the requirements of The New York Stock Exchange), as in effect at the time. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the Employee Plan. The Committee may accelerate any option or waive any condition or restriction pertaining to such option at any time. In any event, the Employee Plan shall terminate in September 2003. Any options outstanding under the Employee Plan at the time of its termination shall remain outstanding until they expire by their terms.

Certain Federal Income Tax Information. An optionee who is granted an incentive stock option will not recognize taxable income either at the time of grant or exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise, or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is subject to Section 16 of the Securities Exchange Act of 1934. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long- term or short-term capital gain or loss, depending on the holding period.

An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercised by an optionee who is also an employee of Plantronics will be subject to tax withholding by Plantronics. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

Plantronics will be entitled to a tax deduction in the same amount as the ordinary income recognized by an optionee with respect to shares acquired upon exercise of an option.

The foregoing summary of the federal income tax consequences of Employee Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss foreign, state or local tax consequences.

Appendix D

Description of the Plantronics, Inc.

2002 Employee Stock purchase Plan.

General. The purpose of our 2002 Employee Stock Purchase Plan (the "2002 ESPP") is to provide employees with an opportunity to purchase our common stock through payroll deductions.

Administration. The 2002 ESPP may be administered by the Board of Directors or a committee appointed by the Board of Directors. All questions of interpretation or application of the 2002 ESPP are determined by our Board of Directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

Term of the Plan. Subject to stockholder approval, the 2002 is made effective as of June 10, 2002, the date that it was adopted by our Board of Directors, and will continue for a term of ten (10) years unless sooner terminated by the Board of Directors.

Eligibility. Each of our employees or the employees of our designated subsidiaries who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year is eligible to participate in the 2002 ESPP; except that no employee shall be granted an option under the 2002 ESPP (i) to the extent that, immediately after the grant, such employee would own 5% of either the voting power or value of our stock or any of our subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans or those of our subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year.

Shares Subject to the Plan. The maximum number of shares of our common stock which shall be made available for sale under the 2002 ESPP shall be 200,000 shares, subject to adjustment upon changes in capitalization as described below.

Offering Period. The 2002 ESPP is implemented by offering periods lasting approximately six months in duration with a new offering period commencing on February 1 and August 1 of each year. The first offering period under the 2002 ESPP will commence on August 1, 2002 and will end on the last trading day on or before January 31, 2003. To participate in the 2002 ESPP, each eligible employee must authorize payroll deductions pursuant to the 2002 ESPP. Such payroll deductions may not exceed 10% of a participant's compensation. Compensation is defined as base straight time gross earnings, but exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, car allowances, profit-sharing and other compensation. Our Board of Directors has the power to change the duration of future offering periods without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first offering period to be affected thereafter. Once an employee becomes a participant in the 2002 ESPP, our common stock will automatically be purchased under the 2002 ESPP at the end of each offering period, unless the participant withdraws or terminates employment earlier.

Purchase Price. Shares of our common stock may be purchased under the 2002 ESPP at a purchase price not less than 85% of the lesser of the fair market value of our common stock on (i) the first day of the offering period or (ii) the last day of the offering period. The fair market value of our common stock on any relevant date will be the closing price per share as reported on the New York Stock Exchange, or the mean of the closing bid and asked prices, if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal.

Payment of Purchase Price; Payroll Deductions. The purchase price of the shares is accumulated by payroll deductions throughout each offering period. The number of shares of our common stock a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that offering period by the purchase price; provided, however, that a participant may not purchase more than 1000 shares each offering. During the offering period, a participant may discontinue his or her participation in the employee stock purchase plan, and may, on one occasion during the offering period, decrease (but not increase) the rate of payroll deductions in an offering period within limits set by the administrator.

All payroll deductions made for a participant are credited to the participant's account under the 2002 ESPP, are withheld in whole percentages only and are included with our general funds. Funds received by us pursuant to exercises under the 2002 ESPP are also used for general corporate purposes. A participant may not make any additional payments into his or her account.

Withdrawal. Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver to us a new subscription agreement.

Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the 2002 ESPP may be assigned, transferred, pledged or otherwise disposed of in any way other than by will, the laws of descent and distribution.

Termination of Employment. Upon termination of a participant's employment for any reason, including disability or death, his or her option and participation in the 2002 ESPP will terminate. At such time, the payroll deductions credited to the participant's account (to the extent not used to make a purchase of our common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the 2002 ESPP.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

Changes in Capitalization. Subject to any required action by our stockholders, the number of shares reserved under the 2002 ESPP, the number of shares that may be added to the 2002 ESPP on an annual basis, the maximum number of shares that may be purchased during any offering period, as well as the price per share of common stock covered by each option under the 2002 ESPP which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us; provided, however, that conversion of any of our convertible securities shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by our Board of Directors, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by us of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an option.

Dissolution or Liquidation. In the event of our proposed dissolution or liquidation, the Board of Directors shall shorten any offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date. The new exercise date shall be prior to the dissolution or liquidation. If the Board of Directors shortens any offering periods then in progress, the Board of Directors shall notify each participant in writing, at least ten (10) business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Merger or Asset Sale. In the event of a proposed sale of all or substantially all of our assets or the merger of us with or into another corporation, each option under the 2002 ESPP shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the Board of Directors shall shorten any offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date. The new exercise date shall be prior to the date of the sale or merger. If the Board of Directors shortens any offering periods then in progress, the Board of Directors shall notify each participant in writing, at least ten (10) business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the Plan. Our Board of Directors may at any time terminate or amend the 2002 ESPP. An offering period may be terminated by the Board of Directors at the end of any offering period if the Board of Directors determines that termination of the 2002 ESPP is in our best interests and the best interests of our stockholders. Generally, no such termination can affect options previously granted. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held stockholders' meeting, if such amendment would require stockholder approval in order to comply with Section 423 of the Code.

Certain Federal Income Tax Information. The following brief summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the employee stock purchase plan does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

The employee stock purchase plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the employee stock purchase plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two (2) years from the first day of the applicable offering period and one (1) year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. We generally are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

DETACH HERE

This PROXY is solicited on behalf of the Board of Directors

PLANTRONICS, INC.

2002 ANNUAL MEETING OF STOCK HOLDERS

July 17, 2002

The undersigned stockholder of PLANTRONICS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 24, 2002, and hereby appoints Ken Kannappan and Rich Pickard, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders of PLANTRONICS, INC. to be held on July 17, 2002 at 9:00 a.m. local time, at Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock with the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS, FOR THE 2,000,000 SHARE INCREASE OF THE COMPANY'S COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE 1993 STOCK OPTION PLAN, FOR THE ADOPTION OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS AND AS SAID PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERTY COME BEFORE THE MEETING.

To vote through the Internet or by telephone, please see the instructions on the back side of this card. To vote by mail, please sign and date this card on the reverse and mail promptly in the enclosed postage-paid envelope.
SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

PLANTRONICS, INC.

C/O EQUISERVE

P.O. BOX 43068

PROVIDENCE, RI 02940

Vote by Telephone
Vote by Telephone

It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683)	It's fast, convenient, and your vote is immediate confirmed and posted.

 Follow these four easy steps:

  Read the accompanying Proxy Statement and Proxy Card.

  Call the toll-free number

  1-877-PRX-VOTE (1-877-779-8683)

  Enter your Voter Control Number located on your Proxy Card above your name.

  Follow the recorded instructions.

Follow these four easy steps:

  Read the accompanying Proxy Statement and Proxy Card.

  Go to the Website http://www.eproxyvote.com/plt

  Enter your Voter Control Number located on your Proxy Card above your name.

  Follow the instructions provided.

Your vote is important! Call 1-877-PRX-VOTE anytime!	Your vote is important! Go to http://www.eproxyvote.com/plt anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet.

DETACH HERE

☒	Please mark votes as in this example.

The Board of Directors recommends a vote "FOR" Items 1, 2, 3 and 4.
Election of Directors. Nominees. (01) Patti Hart; (02) Ken Kannappan; (03) Trude C. Taylor; (04) Marvin Tseu; (05) David A. Wegmann; and (06) Roger Wery.	2. Proposal to amend the 1993 Stock Option Plan to increase by 2,000,000 shares the number of shares of Common Stock authorized for issuance under the Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐
FOR ALL NOMINEES	☐	☐	WITHHELD FOR ALL NOMINEES	3. Proposal to approve the adoption of the 2002 Employee Stock Purchase Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐For all nominees except as noted above
☐MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	4. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent public accountants of the Company for fiscal 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐

And, in their discretion, upon such other matter or matters which may properly come before the meeting of any adjournment or adjournments thereof.

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

The signer(s) hereby revoke all proxies heretofore given by the signer(s) to vote at said meeting or any adjournment thereof.

Signature:	Date:	_______	Signature:	Date:	______